SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a party other than the Registrant   [   ]

Check the appropriate box:

[X]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-12

dj ORTHOPEDICS, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

April XX, 2003

To Our Stockholders:

     You are cordially invited to attend the 2003 Annual Meeting of Stockholders of dj Orthopedics, Inc. to be held at the Company’s headquarters located at 2985 Scott Street, Vista, California on Thursday, May 29, 2003 at 10:00 a.m., Pacific Daylight Time.

     The matters to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. At the meeting, we will also report on dj Orthopedics, Inc.’s operations and respond to any questions you may have.

     Please use this opportunity to take part in the Company’s affairs by voting on the business to come before this Meeting. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy by telephone, by mail or through the Internet in order to ensure the presence of a quorum. If you attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a broker, nominee, fiduciary or other custodian, please follow the instructions you receive from them to vote your shares. A copy of our 2002 Annual Report to Stockholders is also enclosed.

     We hope to see you at the meeting.

Sincerely,

Leslie H. Cross President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 – ELECTION OF DIRECTORS
PROPOSAL 2 – AMENDMENT TO THE 2001 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
PROPOSAL 3 — DECREASE IN THE AUTHORIZED NUMBER OF COMMON AND PREFERRED SHARES OF STOCK
PROPOSAL 4 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
AUDIT COMMITTEE INFORMATION
EXECUTIVE COMPENSATION
REPORT ON EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
COMPANY STOCK PRICE PERFORMANCE
STOCKHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS

dj ORTHOPEDICS, INC.
2985 Scott Street
Vista, California 92083-8339

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
on
May 29, 2003

To Our Stockholders:

     NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders (the “Annual Meeting") of dj Orthopedics, Inc. (the “Company”) will be held at the Company’s headquarters located at 2985 Scott Street, Vista, California, on Thursday, May 29, 2003 at 10:00 a.m. Pacific Daylight Time.

     At the Annual Meeting, you will be asked to consider and vote upon the following matters:

1.	To elect two Class II directors to serve for a term expiring at the Annual Meeting of Stockholders to be held in 2006.

2.	To amend the Company’s 2001 Non-Employee Director Stock Option Plan.

3.	To decrease the Company’s authorized number of common and preferred shares of stock.

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003.

5.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     Only stockholders of record at the close of business on April 22, 2003 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting of Stockholders and any adjournments or postponements thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Financial and other information concerning the Company is contained in the Annual Report to Stockholders for the fiscal year ended December 31, 2002.

By Order of the Board of Directors,

Donald M. Roberts Secretary

Vista, California
April XX, 2003

YOUR VOTE IS IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, WE URGE YOU TO VOTE AND SUBMIT YOUR PROXY BY TELEPHONE, BY MAIL OR THROUGH THE INTERNET AS PROMPTLY AS POSSIBLE TO ENSURE THE PRESENCE OF A QUORUM FOR THE MEETING. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE OR THROUGH THE INTERNET, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY, OF COURSE, REVOKE THE PROXY AND VOTE IN PERSON. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKER, NOMINEE, FIDUCIARY OR OTHER CUSTODIAN, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THEM TO VOTE YOUR SHARES.

dj ORTHOPEDICS, INC.
2985 Scott Street
Vista, California 92083-8339

PROXY STATEMENT
for the 2003
ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement is furnished on or about April 30, 2003 by the Board of Directors of dj Orthopedics, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies for use at the 2003 Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. (Pacific Daylight Time) on Thursday, May 29, 2003 (the “Annual Meeting”) at the Company’s headquarters at 2985 Scott Street, Vista, California and at any adjournment or postponement thereof. This Proxy Statement and the accompanying form of proxy were first mailed on or about April 30, 2003 to the stockholders of record as of the close of business on April 22, 2003.

     Only holders of record of the Company’s common stock at the close of business on April 22, 2003 (the “Record Date”) will be entitled to vote at the Annual Meeting. The presence at the Annual Meeting (in person or by proxy) of a majority of the shares outstanding on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting. At the close of business on the Record Date, the Company had 17,901,796 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of the Record Date. There were no outstanding shares of any other class of stock.

VOTING OF PROXIES

     All shares represented by proxies will be voted by one or more of the persons designated on the enclosed proxy card in accordance with the stockholders’ directions. If the proxy card is signed and returned without specific directions with respect to the matters to be acted upon, the shares of common stock represented by the proxy will be voted FOR the election of all nominees for director (Proposal 1 on the enclosed proxy card), FOR the amendment to the Company’s 2001 Non-Employee Director Stock Option Plan (Proposal 2 on the enclose proxy card), FOR the decrease in the number of authorized common and preferred shares of stock (Proposal 3 on the enclosed proxy card), FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for 2003 (Proposal 4 on the enclosed proxy card), and in the discretion of such proxies on other matters that may come before the meeting.

     A stockholder who delivers an executed proxy pursuant to this solicitation may revoke it at any time before it is exercised by (i) executing and delivering a later dated proxy card to the Secretary of the Company prior to the Annual Meeting, (ii) delivering written notice of revocation of the proxy to the Secretary of the Company prior to the Annual Meeting, or (iii) attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. The Chairman of the Board will announce the closing of the polls during the Annual Meeting. Proxies must be received prior to the closing of the polls in order to be counted.

     Where the stockholder is not the record holder, such as where the shares are held through a broker, nominee, fiduciary or other custodian, the stockholder must provide voting instructions to the record holder of the shares in accordance with the record holder’s requirements in order to ensure the shares are properly voted.

     Instead of submitting a signed proxy card, stockholders may submit their proxies by telephone or through the Internet using the control number and instructions indicated on the proxy card. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the proxy card. These procedures may also be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian.

     The presence, in person or by proxy, of holders of a majority of the outstanding shares of common stock on the Record Date is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either expressed or discretionary, to vote on a particular matter) are counted for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

     The election of directors (Proposal 1) requires the affirmative vote of a plurality of the shares of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting (that is, nominees receiving the greatest number of votes will be elected). Accordingly, abstentions and broker “non-votes” are not counted and have no effect for purposes of the election of directors. Approval of Proposals 2, and 4 requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting. Accordingly, abstentions on any of those proposals will be equivalent to votes against such proposal, but broker “non-votes” are not counted as having been voted for this purpose and will have no effect on the outcome of the voting on those proposals. Approval of Proposal 3 requires the affirmative vote of a majority of the total number of shares of common stock outstanding on the Record Date. Accordingly, abstentions and broker “non-votes” on this proposal will be equivalent to votes against the proposal.

     The shares of common stock have no cumulative voting rights. In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of a majority of the shares of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting. Proxies and ballots will be received and tabulated by Mellon Investor Services LLC, the Company’s transfer agent and the inspector of elections for the Annual Meeting.

     The cost of soliciting proxies will be paid by the Company. Directors, officers or employees of the Company, without additional remuneration, may also solicit proxies on behalf of the Company in person or by telephone or facsimile transmission. The Company will also request brokers, nominees, fiduciaries or other custodians to forward proxy materials to the beneficial owners of shares of common stock as of the Record Date and will reimburse such persons for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by telephone, through the Internet or by completing and returning the enclosed proxy card will help to avoid additional expense. If you plan to attend the Annual Meeting, please check the box on the proxy card indicating your desire to attend. In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the location of the Annual Meeting and for the 10 days prior to the meeting at the Company’s headquarters located at 2985 Scott Street, Vista, California 92083-8839.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to the ownership of the common stock of the Company by (i) those persons known by management of the Company to own beneficially more than 5% of the Company’s outstanding common stock, (ii) each director and nominee for director of the Company, (iii) the executive officers named in the Summary Compensation Table set forth in the “Executive Compensation” section of this Proxy Statement, and (iv) all current directors and executive officers of the Company as a group. The information for the officers and directors is provided as of March 31, 2003, and the information for 5% holders is as of the date of recent filings with the SEC that were provided to the Company. Under the SEC’s rules for beneficial ownership, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. In addition, a person is deemed to be the beneficial owner of shares underlying currently exercisable options or options that become exercisable within 60 days of March 31, 2003. The Company understands that, except as provided in the footnotes to the table, each holder has sole voting and dispositive power over the shares beneficially owned, subject to community property laws where applicable.

	Shares Beneficially
	Owned

Name	Number	Percentage

J.P. Morgan DJ Partners, LLC (1)	8,167,512	45.62%
J.P. Morgan Partners (23A SBIC), LLC (1)(2)	8,381,652	46.82%
Mitchell J. Blutt, M.D. (3)	8,381,652	46.82%
Damion E. Wicker, M.D. (3)	8,381,652	46.82%
Charles T. Orsatti (4)	8,197,512	45.62%
Federated Investors, Inc. (5)	1,427,900	7.98%
The Baupost Group, L.L.C. (6)	1,209,100	6.75%
MMI Investments II-A, L.P. (7)	1,092,500	6.10%
Salomon Smith Barney Holdings Inc. (8)	1,069,000	5.97%
Leslie H. Cross (9)(10)	384,220	2.10%
Michael R. McBrayer (9)(11)	99,923	*
Kirby L. Cramer (9)(12)	68,248	*
Vickie L. Capps (9)	26,000	*
Jack R. Blair (9)(13)	22,000	*
Luke T. Faulstick (9)(14)	18,062	*
Lesley H. Howe (9)	5,000	*
David E. Derminio (9)	2,000	*
Benjamin B. Edmands (15)	—	*
All directors and executive officers as a group (11 persons)(16)	9,017,105	49.60%

*	Less than 1%

(1)	The address of J.P. Morgan DJ Partners, LLC (“JPMDJ Partners”) and J.P. Morgan Partners (23A SBIC), LLC (“JPMP (23A SBIC)”) is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020. JPMP (23A SBIC) owns approximately 86.9%, Wachovia Capital Partners owns approximately 9.6%, the affiliates of Trust Company of the West own approximately 3.1% and Orsatti and Partners, LLC (formerly J.P. Morgan Fairfield Partners, LLC) owns approximately 0.4% of the membership interests in JPMDJ Partners. The managing member of JPMDJ is JPMP (23A SBIC).

(2)	Includes 214,140 shares owned directly by JPMP (23A SBIC). The remaining 8,167,512 shares are owned by JPMDJ Partners of which JPMP (23A SBIC) may be deemed the beneficial owner given its status as the managing member of JPMDJ Partners and the owner of approximately 86.9% of JPMDJ Partners’ membership interests. The managing member of JPMP (23A SBIC) is J.P. Morgan Partners (23A SBIC Manager), Inc., (“JPMP (23A SBIC Manager)”), a wholly owned subsidiary of J.P. Morgan Chase Bank (“JPM Chase Bank”), a wholly-owned subsidiary of J.P. Morgan Chase & Co. (“JPM Chase”), a publicly traded company. Each of JPMP (23A SBIC Manager), JPM Chase Bank and JPM Chase may be deemed beneficial owners of the shares held by JPMP (23A SBIC), however, each disclaim beneficial ownership except to the extent of its pecuniary interest.

(3)	Reflects the shares owned by JPMDJ Partners and JPMP (23A SBIC) due to his status as an executive officer of JPMP (23A SBIC Manager), the managing member of JPMP (23A SBIC), a wholly owned subsidiary of JPM Chase Bank, a wholly owned subsidiary of JPM Chase. Each of JPMP (23A SBIC Manager), JPM Chase Bank and JPM Chase may also be considered the beneficial owner of these shares. Such person and each of JPMP (23A SBIC Manager), JPM Chase Bank and JPM Chase & Co. disclaim beneficial ownership except to the extent of his or its pecuniary interest. The address of Messrs. Blutt and Wicker and JPMP (23A SBIC Manager) is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.

(4)	Includes 8,167,512 shares owned by JPMDJ Partners in which Orsatti and Partners, LLC (“Orsatti Partners”), owns a less than 1% interest. Mr. Orsatti is the managing member of Orsatti Partners, and he and Orsatti Partners disclaim beneficial ownership of these shares except to the extent of their respective pecuniary interest, which is not readily determinable because it is subject to several variables, including without limitation, JPMP (23A SBIC)’s internal rate of return and vesting. Also, includes 30,000 shares owned by Fairfield Capital Partners, Inc., of which Mr. Orsatti is an officer, director and the majority shareholder, as to which shares Mr. Orsatti disclaims beneficial ownership except to the extent of his pecuniary interest. The address of Mr. Orsatti is Orsatti and Partners, LLC, 600 Cleveland Street, Suite 1100, Clearwater, Florida 33755.

(5)	Based on the information provided in a Schedule 13G filed on February 14, 2003 by Federated Investors, Inc. The address of Federated Investors, Inc. is Federated Investors Tower, Pittsburgh, PA 15222-3779.

(6)	Based on information provided in Schedule 13G filed on February 13, 2003 by The Baupost Group, L.L.C. (“Baupost”). The manager of Baupost is SAK Corporation. Seth A. Klarman, as the sole director of SAK Corporation, and the controlling person of Baupost, may be deemed to have beneficial ownership of the shares beneficially owned by Baupost. The address for The Baupost Group, L.L.C. is 10 St. James Avenue, Suite 2000, Boston, MA 02116.

(7)	Based on information provided in a Schedule 13D/A filed on May 17, 2002 by MMI Investments II-A, L.P. (“MMI Investments”) and MCM Management, LLC (“MCM”), the general partner of MMI Investments. The Schedule 13D/A states that as of May 17, 2002, MMI Investments had sole voting and dispositive power with respect to all of such shares but that by virtue of being the general partner of MMI Investments, MCM may be deemed to be the beneficial owner of such shares and to have shared voting and dispositive power. The address for MMI Investments is 152 West 57th Street, New York, NY 10019.

(8)	Based on information provided in a Schedule 13G filed on February 5, 2003 by Citigroup Inc. (“Citigroup”) and Salomon Smith Barney Holdings Inc. (“SSB Holdings”), a wholly-owned subsidiary of Citigroup. As of December 31, 2002, Citigroup and SSB Holdings had shared voting and dispositive power with respect to all of such shares. The address for Salomon Smith Barney Holdings is 388 Greenwich Street, New York, NY 10013. The address of the principal office of Citigroup is 399 Park Avenue, New York, NY 10043.

(9)	The address of Messrs. Howe, Cramer, Blair, Cross, McBrayer, Faulstick and Derminio and Ms. Capps is 2985 Scott Street, Vista, California 92083.

(10)	Includes 163,952 shares issuable upon exercise of currently exercisable options.

(11)	Includes 54,654 shares issuable upon exercise of currently exercisable options.

(12)	Includes 43,248 shares issuable upon exercise of currently exercisable options and rights to purchase common stock.

(13)	Includes 10,000 shares issuable upon exercise of options which vest within 60 days of the date of the table.

(14)	Consists of shares issuable upon exercise of currently exercisable options.

(15)	Mr. Edmands is a Principal at J. P. Morgan Partners, LLC, and a limited partner of JPMP Master Fund Manager, L.P. (“JPMP MFM”), an entity which has a carried interest in investments of JPMP (23A SBIC). While Mr. Edmands does not have beneficial ownership of these shares held by JPMP (23A SBIC) under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder because he does not have the ability to control the voting or investment power of JPMP (23A SBIC Manager), he does have an indirect pecuniary interest in the shares of the Company held by JPMP (23A SBIC) as a result of his status as a limited partner of JPMP MFM. Mr Edmands disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The actual pecuniary interest which may be attributable to Mr. Edmands is not readily determinable because it is subject to several variables, including without limitation, JPMP (23A SBIC)’s internal rate of return and vesting. Mr. Edmands’ address is c/o J. P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.

(16)	Includes 289,936 shares issuable upon exercise of currently exercisable options and options which vest within 60 days of the date of the table and rights to purchase common stock.

PROPOSAL 1 – ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, designated Class I, Class II and Class III, and currently consists of seven directors, three of whom are in Class I and two each in Class II and III. Nominees for a class are elected to serve a three-year term ending on the date of the Company’s third annual meeting of stockholders following the annual meeting at which such nominee was elected. The current terms of the Class II directors, Mr. Charles T. Orsatti and Damion E. Wicker, M.D., expire at the Annual Meeting. Dr. Wicker has advised the Board that he will not be a candidate for re-election for another term. The Board of Directors has nominated Mr. Orsatti and Benjamin B. Edmands for election to the Board of Directors in Class II at the Annual Meeting, to serve until the annual meeting of stockholders to be held in 2006 or until their successors have been elected and duly qualified. The terms of the Class I and Class III directors expire at the annual meetings of stockholders to be held in 2005 and 2004, respectively.

     The nominees have consented to serve as directors of the Company if elected. If, at the time of the Annual Meeting, any nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or will decline to serve as a director.

Vote Required for Election

     The two nominees receiving the greatest number of votes cast at the annual meeting will be elected as Class II member of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF
MESSRS. ORSATTI AND EDMANDS TO THE BOARD OF DIRECTORS

     Set forth below is certain information furnished to the Company by the director nominees and by each of the incumbent directors whose terms will continue following the Annual Meeting. There are no family relationships between any directors or executive officers of the Company.

Nominees for Class II:

     Charles T. Orsatti, 59, has been a director since August 2001 and served as Chairman of the Board of Directors from August 2001 until July 2002. He was a Manager of DonJoy, L.L.C., the predecessor of the Company, from June 1999 to November 2001. Since 1998, he has been the Managing Member of Orsatti and Partners, LLC (formerly, J.P. Morgan Fairfield Partners, LLC), a private equity firm with holdings exclusively in the Company. He is also the Managing Partner of Fairfield Capital Partners, Inc., a private equity fund with investments in securities, commercial real estate and business equity investments. From 1995 to 1998, Mr. Orsatti was a senior consultant to Chase Capital Partners (CCP), a predecessor of J.P. Morgan Partners, LLC. He had previously served as an advisor and business consultant to CCP since 1987. Until 1995, Mr. Orsatti was the Chairman and Chief Executive Officer of Fairfield Medical Products Corporation, a worldwide manufacturer of critical care products sold to hospitals and alternative care facilities. He previously held executive positions with British Oxygen Corporation, Johnson & Johnson, Coloplast, A/S Denmark and Air Products and Chemicals, Inc. Mr. Orsatti earned a B.S. (Management and Marketing) from Pennsylvania State University. He also serves as a Vice-Chairman of Vitagen, Inc.

     Benjamin B. Edmands, 32, is currently a Principal at J.P. Morgan Partners, LLC where he focuses on investments in the healthcare infrastructure sector. He joined J.P. Morgan Partners, LLC in 1993, and prior thereto was with Chemical Bank’s Acquisition Finance Group. The companies for which Mr. Edmands serves as a director are MedQuest Associates, Inc., Big Rock Sports, Inc. and VeriCare, Inc. Mr. Edmands holds a B.A. with honors from Colgate University and an M.B.A. with honors from Columbia Business School.

Continuing Directors in Class I (term expires in 2005):

     Kirby L. Cramer, 66, has been a director since November 2001. He was a Manager of DonJoy, L.L.C., the predecessor of the Company, from December 1999 until November 2001. Mr. Cramer is a professional corporate director, having served as Chairman of five companies. He is Chairman Emeritus of Hazleton Laboratories Corporation (HLC), the world’s largest contract biological and chemical research laboratory. The company was sold to Corning, Inc. in 1987 and is now Covance, Inc. He is also Chairman of the Board of The Harris Trust Company and Chairman of SonoSite, Inc., a medical device company, and a director of Corus Pharma, a pharmaceutical company, Landec Corporation, a material sciences company, Array BioPharma, a chemistry discovery company, and Harris Bank, N.A., a Chicago, Illinois bank. Mr. Cramer served as Chairman of Kirschner Medical Corporation during its inception as a publicly traded company, and then as Chairman of the Executive Committee. He also served as the Senior Director of Immunex, a biopharmaceutical company. Additionally, he is a Trustee Emeritus and Past President of Virginia’s Colgate Darden Graduate School of Business Administration, former Chairman of the Major Gifts Committee of the University of Washington Foundation, and has served as Chairman of the Advisory Board of the School of Business Administration of the University of Washington. In 1997, Mr. Cramer received the University of Washington’s Business School’s Alumni Service Award. Mr. Cramer is a graduate of Harvard Business School’s Advanced Management Program, received his M.B.A. degree from the University of Washington and obtained his B.A. degree from Northwestern University. He is a Chartered Financial Analyst and, in 1988, he received an honorary Doctor of Laws degree from James Madison University.

     Leslie H. Cross, 52, has been the Chief Executive Officer, President and a director since August 2001. He served as the Chief Executive Officer and a Manager of DonJoy, L.L.C., the predecessor of the Company, from June 1999 until November 2001, and has served as President of dj Orthopedics, LLC, the Company’s wholly-owned operating subsidiary, or its predecessor, the Bracing & Support Systems division of Smith & Nephew, Inc. (the “BASS Division”) since June 1995. From 1990 to 1994, Mr. Cross held the position of Senior Vice President of Marketing and Business Development of the BASS Division. He was a Managing Director of two different divisions of Smith & Nephew, Inc. from 1982 to 1990. Prior to that time, he worked at American Hospital Supply Corporation. Mr. Cross earned a diploma in Medical Technology from Sydney Technical College in Sydney, Australia and studied Business at the University of Cape Town in Cape Town, South Africa. He serves as a director of Sonus Corporation.

     Lesley H. Howe, 59, has been a director since October of 2002. Mr. Howe has over 35 years of experience in accounting, finance and business management within a variety of industries. He was employed by KPMG Peat Marwick LLP, an international accounting and auditing firm from 1967 to 1997 and became an audit partner in that firm in 1974. He served as area managing partner/managing partner of the Los Angeles office from 1994 to 1997. After retiring from KPMG in 1997, Mr. Howe was an independent financial and business consultant advising clients on acquisition due diligence and negotiation strategies, as well as financing strategies. For the past year, he has served as chief executive officer at Consumer Networks LLC, a San Diego-based Internet marketing and promotions company. Mr. Howe also serves on the board of directors of P.F. Chang’s China Bistro.

Continuing Directors in Class III (term expires in 2004):

     Jack R. Blair, 60, has been a director since January 2002, and in July of 2002, Mr. Blair became the Chairman of the Board of Directors. From 1980 until his retirement in 1998, Mr. Blair served in various capacities with Smith & Nephew, Inc. and Richards Medical Company, which was acquired by Smith & Nephew, Inc. in 1986, most recently as group president of its North and South America and Japan operations from 1986 to 1998. From 1982 to 1986, he held the position of president of Richards Medical Company. Prior to that, he was president of Richards’ International Division. Before joining Richards Medical Company, Mr. Blair served as vice president of planning, business development and marketing for the American Hospital Supply Corporation’s International Division. He currently serves on the board of NuVasive Inc., a San Diego-based spinal endoscopy firm. He holds a M.B.A. (Finance) from the University of California, Los Angeles and a B.A. (Political Science) from Miami University in Oxford, Ohio.

     Mitchell J. Blutt, M.D., 46, has been a director since August 2001. He was a Manager of DonJoy, L.L.C., the predecessor of the Company, from June 1999 to November 2001. He has been an Executive Partner of J.P. Morgan Partners, LLC, or its predecessor, CCP, since 1992. J.P. Morgan Partners, LLC is the private equity organization within J.P. Morgan Chase & Co. Dr. Blutt was a General Partner of CCP from 1988 to 1992. Dr. Blutt earned his B.A. and M.D. from the University of Pennsylvania and received his M.B.A. at the Wharton School of the University of Pennsylvania from the Clinical Scholars Fellowship sponsored by the Robert Wood Johnson Foundation. He completed his medical residency at the New York Hospital/Cornell Medical School. He serves as a director of Hanger Orthopedic Group, MedQuest Associates Inc., National Surgical Care Inc. and Ryko Corp. He is an Adjunct Professor of Medicine at Weill Medical College and Graduate School of Medical Sciences of Cornell University. He also serves on the Board of the Michael J. Fox Foundation for Parkinson’s Research. Dr. Blutt is a member of the Board of Trustees of the University of Pennsylvania and is also a member of the Board of Overseers of the University of Pennsylvania’s School of Arts and Sciences and is a member of the Executive Committee and Board of Penn Medicine. He is also a member of the Finance Committee of Penn Medicine. He is also on the Board of the Brearley School. He formerly served on the Board of the National Venture Capital Association.

Committees of the Board of Directors and Meetings

     Board of Directors. During 2002, the Board met six times and acted by written consent five times. During 2002, each director attended at least 75% percent of the aggregate of all Board meetings and meetings of Committees on which such director served. Standing committees of the Board consist of the Audit Committee and the Compensation Committee. The board also had an Executive Committee that was dissolved in October 2002.

     Compensation Committee. Messrs. Cramer (who acts a Chairman), Blair and Orsatti are the current members of the Compensation Committee. Dr. Wicker also served as a member of the Compensation Committee during a portion of 2002. During 2002, the Compensation Committee met 5 times and acted by written consent once. The Compensation Committee recommends compensation for the Company’s executive officers and employees of the Company, grants (or delegates authority to grant) options and stock awards under the Company’s option plans.

     Audit Committee. Messrs. Howe (who acts as Chairman) Cramer, and Blair are the current members of the Audit Committee. Mr. Orsatti and Dr. Wicker also served as members of the Audit Committee for portions of 2002. The Audit Committee met 10 times during 2002. The Audit Committee provides assistance to the board in fulfilling its legal and fiduciary obligations in matters involving the Company’s accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee also oversees the audit efforts of the Company’s independent accountants and takes those actions as it deems necessary to satisfy itself that the auditors are independent of management.

Compensation of Board of Directors

     The members of the Board of Directors affiliated with J.P. Morgan DJ Partners, LLC (“JPMDJ Partners”) do not receive compensation for their service on the Board of Directors. Presently, Dr. Blutt and Dr. Wicker serve in this capacity. If Mr. Edmands is elected at the Annual Meeting, he and Dr. Blutt will serve as representatives of JPMDJ Partners on the Board. Directors, other than the chairman, who are neither employed by the Company nor affiliated with JPMDJ Partners receive compensation for services on the Company’s Board of Directors of $20,000 per year, plus $500 for each Board meeting attended and each Committee meeting attended that is not in conjunction with a full Board meeting. The Chairman of the Board receives an annual fee of $80,000 and does not receive the per meeting fee. All directors are reimbursed for out-of-pocket expenses incurred in connection with their service on the Board.

     The Company has adopted the dj Orthopedics, Inc. 2001 Non-Employee Director Stock Option Plan (the “Plan”) and the Board is recommending approval of certain amendments to the Plan at this Annual Meeting. For a complete description of the Plan and the changes to the Plan that will be made by those amendments, see the discussion below under the caption “Proposal 2 – Amendment to 2001 Non-Employee Director Stock Option Plan.” The following is a description of the Plan as proposed to be amended.

     Members of the Board of Directors who are neither employed by the Company (or by a subsidiary of the Company) nor serving on the Board as representatives of J.P. Morgan DJ Partners, LLC, are eligible for the grant of options under the Plan. The Plan, as proposed to be amended, provides that each eligible director will automatically receive an option grant covering 30,000 shares of common stock on the date on which such director joins the Board. In addition, each such eligible director will receive an automatic grant of options for 15,000 shares on the date of each annual meeting of the stockholders of the Company that occurs more than 12 months after such director was first elected to the Board. The Plan also permits an eligible director to elect to receive options under the Plan in lieu of the annual cash retainer for such director for service on the Board. The Board shall determine the number of shares subject to an option received in lieu of the annual cash retainer, and such an option shall be on the terms and conditions as provided for other options granted under the Plan. A total of 1,500,000 shares of the Company’s common stock have been reserved for issuance under the Plan. The purchase price of shares covered by an option granted under the Plan is the fair market value (as defined in the Plan) of the Company’s common stock on the date of grant of the option. Generally, fair market value is defined as the closing selling price for such stock in the public trading market on the date of the grant. Each option granted under the Plan, as proposed to be amended, becomes exercisable in full on the first anniversary of the date on which it was granted. Options granted prior to the effective date of the proposed amendment vest over a three-year period, with one-third of the shares vesting on each of the first three anniversary dates of the grant date.

PROPOSAL 2 – AMENDMENT TO THE 2001 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     The Company maintains the 2001 Non-Employee Director Stock Option Plan (the “Plan”) under which a total of 1,500,000 shares of common stock are reserved for issuance under options granted to eligible members of the Board of Directors. The Board is proposing to amend the Plan in certain respects as described below, but such amendment will not increase the maximum number of shares authorized for issuance under the Plan. The text of the proposed amendment to the Plan is attached to this Proxy Statement as Exhibit A.

     Under the Plan as originally adopted, eligible directors who joined the Board within 12 months of the Company’s initial public offering of common stock received an initial option for 30,000 shares on the date of appointment to the Board, and those who join the Board after that 12 month period would receive an initial option for 15,000 shares. Options granted under the Plan vested over three years at the rate of one-third of the shares per year. In addition, the members of the Board who are the designated representatives of J.P. Morgan DJ Partners, LLC were not, under the Plan as originally adopted, eligible for an initial grant of options but were eligible for automatic grants on annual meeting dates commencing in 2003. The Board has proposed an amendment to the Plan that modifies each of these provisions.

     Under the amendment, each new member of the Board, including those joining after the date that is 12 months from the Company’s initial public offering of stock, will receive an automatic grant of options for 30,000 shares upon joining the Board. All options granted under the Plan after the effective date of the amendment will vest entirely on the first anniversary of the date of grant. Finally, the amendment provides that those members of the Board who serve as representatives of J.P. Morgan DJ Partners, LLC will not be eligible to receive any options under the Plan.

     The Board believes the proposed amendment will make the Plan more competitive and in line with option programs of comparable public companies. To meet its corporate governance goals and to respond to new requirements of the Securities and Exchange Commission and the New York Stock Exchange, the Company intends to recruit additional members to the Board. Responsibilities of Board members, particularly those qualifying as independent, have increased significantly in the past year, and attracting qualified candidates who are willing to accept and discharge those increased responsibilities has become more challenging. The Board believes that the modifications to the Plan proposed in such amendment will assist it in recruiting and retaining qualified new directors capable of helping the Company meet its strategic goals.

Terms and Conditions of the Plan

     The Plan authorizes the grant of options to eligible directors during the period commencing on November 6, 2001, the date of its adoption by the Board of Directors of the Company, and concluding on the tenth anniversary thereof. Under the Plan, a maximum of 1,500,000 shares of common stock may be issued upon the exercise of options. Members of the Board of Directors who are neither employed by the Company (or any subsidiary of the Company) nor serving on the Board as representatives of J.P. Morgan DJ Partners, LLC are eligible for the grant of options under the Plan, as it is proposed to be amended. As of the date of this Proxy Statement, options to purchase a total of 60,000 shares are outstanding under the Plan and no shares have yet been issued pursuant to the exercise of options granted under the Plan.

     Grants of options occur automatically under the Plan to those members of the Board who are eligible, and the number of shares, exercise price and vesting of options are fixed by the terms of the Plan. Subject to these self-executing provisions, the Board of Directors or the Compensation Committee of the Board (in either case, referred to herein as the “Board”) has authority to administer the Plan and to prescribe, amend and rescind rules and regulations pertaining to the Plan.

     The Plan, as proposed to be amended, provides that each eligible director will automatically receive an option grant covering 30,000 shares of common stock on the date on which such director joins the Board. In addition, each such eligible director will receive an automatic grant of options for 15,000 shares on the date of each annual meeting of stockholders of the Company that occurs more than 12 months after such director was first elected to the Board. The Plan also permits an eligible director to elect to receive options under the Plan in lieu of the annual cash retainer for such director for service on the Board. The Board shall determine the number of shares subject to an option received in lieu of the annual cash retainer, and such an option shall be on the terms and conditions as provided for other options granted under the Plan.

     The purchase price of shares covered by an option granted under the Plan is the fair market value (as defined in the Plan) of the Company’s common stock on the date of grant of the option. Generally, fair market value is defined as the closing sales price for such stock in the public trading market on the date of grant.

     Each option granted under the Plan, as proposed to be amended, becomes exercisable in full on the first anniversary of the date on which it was granted. Options granted prior to the effective date of the proposed amendment vest over a three-year period, with one-third of the shares vesting on each of the first three anniversary dates of the grant date. No option granted under the Plan may, in any event, be exercised after the expiration of ten years from the date of grant. Shares covered by the unexercised portion of any terminated or expired option may again be the subject of further options under the Plan.

     Upon any exercise of an option granted under the Plan, the purchase price of the shares purchased upon such exercise shall be paid in full (i) in cash, (ii) by delivery to the Company shares of its common stock (owned by the director for more than six months) having a fair market value equal to the purchase price or (iii) by a combination of cash and stock. The fair market value of shares of the Company’s common stock delivered in full or partial payment of the exercise price of an option will be determined by the Board as of the date of exercise in the same manner by which the fair market value of shares of common stock is determined on the date of grant of an option.

     The Company receives no consideration upon the grant of any option under the Plan. Cash proceeds received by the Company from the sale of common stock pursuant to the exercise of options granted under the Plan constitute general funds of the Company that may be used for general corporate purposes.

     Under the Plan, if an optionee’s service as a director of the Company is terminated for any reason, the number of shares that may be purchased under any options then held by the optionee is limited to the vested portion of the option. If termination of service as a director occurs for any reason other than death, disability or termination for cause, any vested options held under the Plan must be exercised within three months of termination or the option will expire. If termination of service as a director occurs by reason of disability or death, the vested options will expire unless exercised by the optionee or the optionee’s estate within one year after the date of disability or death. If termination occurs for cause, the option expires on the date of termination.

     Options granted under the Plan are exercisable only by the optionee during such optionee’s lifetime and are not transferable except by will or the laws of descent and distribution.

     In the event of any change in the common stock by reason of recapitalization, reclassification, stock split, combination of shares, stock dividend, or like capital adjustment or by reason of a merger, consolidation or reorganization in which the Company is a surviving entity, the Plan provides that the Board of Directors shall make appropriate adjustments in the aggregate number, class and kind of shares available for option grants under the Plan as shall be equitable and appropriate in order to make such modified options, as nearly as may be practicable, equivalent to the options under the Plan prior to such change. A corresponding adjustment, including appropriate adjustments to the exercise price, shall be made to outstanding options under the Plan.

     In the event of the dissolution or liquidation of the Company, a merger, consolidation or reorganization in which the Company is not a surviving entity, or the sale of all or substantially all of the capital stock or assets of the Company to a non-affiliated party, each optionee shall have not less than 10 days to exercise the vested portion of such optionee’s outstanding options. If such event is a merger, consolidation or reorganization or a transaction in which the stockholders of the Company receive consideration in exchange for their stock in the Company, or is a sale of stock or assets of the Company, and in any such case, outstanding options are not assumed and adjusted as described above, then all outstanding options shall become fully exercisable and vested. Any options subject to this paragraph that are not exercised within the 10 or more day period shall terminate.

     The Board of Directors or the stockholders may amend the Plan at any time. The Board also has the right to amend outstanding options granted under the Plan in a manner not materially adverse to the optionee. Any options outstanding at the time of the termination or the expiration of the Plan shall remain in effect until they have been exercised or terminated or have expired by their terms.

Federal Tax Consequences

     Options granted under the Plan will not constitute “incentive stock options” as defined in the Internal Revenue Code of 1986, as amended, but rather will constitute “non-qualified” options. No federal income tax consequences result from the grant of a non-qualified stock option. Generally, an optionee will recognize ordinary income upon exercise of a non-qualified stock option in an amount equal to the difference between the fair market value of the shares acquired on the date the option is exercised and the aggregate exercise price for such shares. The

Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by an optionee as a result of the exercise of a non-qualified stock option. The preceding discussion is based on federal tax laws and regulations as in effect on the date of this Proxy Statement and does not purport to be a complete description of the federal income tax aspects of the Plan.

New Plan Benefits

2001 Non-Employee Director Stock Option Plan

Name and Position	Dollar Value (1)	Number of Units (2) (3)

All non-executive Directors as a group (2)	$175,950	45,000

(1)	Based on the closing price of the Company’s common stock on March 31, 2003 of $3.91.

(2)	Non-executive directors who serve on the Board as representatives of J.P. Morgan DJ Partners, LLC are not eligible for grants of options under the Plan. Three non-executive directors are eligible for automatic grants at the Annual Meeting for options covering 15, 000 shares each. See discussion above under “Terms and Conditions of the Plan” for the other automatic grants of options. All other grants of options under the Plan are discretionary and therefore, not determinable.

(3)	Options for a total of 60,000 shares have previously been granted automatically to two of the eligible non-executive directors upon their initial appointment to the Board.

Vote Required for Approval

     Approval of the proposed amendment to the Plan by the stockholders of the Company will require the affirmative vote of a majority of the shares of Common Stock present and voting on the proposal at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY’S 2001 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN, WHICH IS DESIGNATED AS PROPOSAL 2 ON THE ENCLOSED PROXY CARD.

PROPOSAL 3 – DECREASE IN THE AUTHORIZED NUMBER OF COMMON AND PREFERRED SHARES OF STOCK

     The Board of Directors has determined that it is advisable to decrease the Company’s authorized capital stock from a total of 125,000,000 shares to a total of 36,000,000 shares, and to reduce the authorized number of shares of common stock from 100,000,000 shares to 35,000,000 shares and the authorized number of shares of preferred stock from 25,000,000 shares to 1,000,000 shares. The Board has voted to recommend that the stockholders adopt an amendment to the Company’s certificate of incorporation implementing the proposed decrease.

     The reason for this action is to effect a significant saving in the amount of franchise tax that the Company must pay each year in Delaware. The Company pays franchise tax in Delaware based, in part, on the number of shares of common stock and preferred stock that are authorized in the Company’s certificate of incorporation. Based on the authorized shares currently provided in its certificate of incorporation, the Company has been paying $150,000 per year, which is the maximum franchise tax in Delaware. By reducing the authorized number of shares as proposed, the Company will reduce its annual franchise tax by approximately $50,000.

     As of February 28, 2003, 17,901,796 shares of common stock were issued and outstanding and an additional 8,901,862 shares were reserved for issuance under the Company’s stock option and stock purchase plans. On that date there were no shares of preferred stock outstanding. The Board has no pending plans involving the issuance of additional common or preferred stock and believes that the new reduced levels of authorized shares will be adequate to cover requirements in the foreseeable future. In the event that additional authorized shares are needed in the future, the stockholders will be asked to approve an amendment to the certificate of incorporation to increase the authorized shares to the level needed at that time.

Vote Required For Approval

     Approval of the proposed amendment decreasing the total number of authorized shares of capital stock and the number of authorized shares of common and preferred stock will require the affirmative vote of a majority of the total number of shares of common stock outstanding on the Record Date.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED DECREASE IN THE AUTHORIZED NUMBER OF SHARES OF COMMON AND PREFERRED STOCK, WHICH IS DESIGNATED AS PROPOSAL 3 ON THE ENCLOSED PROXY CARD.

PROPOSAL 4 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP, certified public accountants, as independent accountants to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2003. Ernst & Young LLP has audited the accounts and records of the Company and its subsidiaries since 1998. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire. They also will be available to answer appropriate questions. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its recommendation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, WHICH IS DESIGNATED AS PROPOSAL 4 ON THE ENCLOSED PROXY CARD.

Fees Billed to the Company by Ernst & Young LLP During The Year Ended December 31, 2002

     Ernst & Young LLP acts as the principal auditor for the Company and provides certain other services as described below.

     Audit Fees. The aggregate fees and expenses billed to the Company by the independent auditors, Ernst & Young LLP, for professional services rendered in connection with the audit of the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, as well as for the review of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q during fiscal 2002 totaled approximately $0.2 million.

     Financial Information Systems Design and Implementation Fees. The were no fees or expenses billed to the Company by Ernst & Young LLP with respect to financial information systems design and implementation during fiscal 2002.

     All Other Fees. The aggregate of all other fees and expenses billed to the Company by Ernst & Young LLP during fiscal 2002 that are not described above, including legal, tax and management consulting services in connection with potential acquisitions, the Company’s post-effective amendment to its registration statement in connection with its outstanding senior subordinated notes and other consultations regarding various accounting issues, totaled approximately $0.6 million.

AUDIT COMMITTEE INFORMATION

     The following “Report of Audit Committee” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference.

REPORT OF AUDIT COMMITTEE

     The Audit Committee acts under a written charter adopted and approved by the Board of Directors, and is in the process of reviewing and revising its existing charter, as well as its processes and procedures, to conform to the proposed rules adopted by the Securities and Exchange Commission and the New York Stock Exchange in response to various provisions of the Sarbanes-Oxley Act of 2002. The independence and qualification requirements of the proposed rules are also being addressed. The Audit Committee is in compliance with currently effective rules governing it’s composition and charter and is prepared to be in compliance with the new rules at the time they become effective.

     The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with accounting standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

     In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees) as currently in effect.

     In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Audit Committee has also considered, in reliance on management and the independent auditors, that the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the SEC. The Audit Committee also recommended the reappointment, subject to stockholder ratification, of Ernst & Young LLP as the Company’s independent auditors for 2003 and the Board of Directors concurred in such recommendation.

Respectfully submitted,

Lesley H. Howe (Chairman) Jack R. Blair Kirby L. Cramer

EXECUTIVE COMPENSATION

     The following table sets forth summary information on the compensation earned during 2002 and the preceding two years for services rendered in all capacities by the Company’s Chief Executive Officer and each of the Company’s four other most highly compensated executive officers (the “Named Executive Officers”) whose salary and bonuses for 2002 exceeded $100,000.

Summary Compensation Table

		Annual Compensation (1)			Stock Option
					Grants	All Other
Name and Position	Year	Salary	Bonus	Other (2)	(No. of Shares)	Compensation (3)

Leslie H. Cross	2002	$310,658	$25,000	$2,095	50,000	$49,456
Chief Executive Officer,	2001	289,502	—	3,703	—	—
President	2000	279,413	111,601	4,930	—	—
Vickie L. Capps (4)	2002	110,041	23,333	—	160,000	—
Senior Vice President, Finance,Chief Financial Officer
David E. Derminio (5)	2002	143,362	13,333	2,159	85,000	—
Senior Vice President, Sales and Marketing
Michael R. McBrayer	2002	182,276	3,660	2,561	—	48,192
Senior Vice President,	2001	177,233	—	2,729	—	—
Professional Relations	2000	177,757	55,017	2,461	—	—
Luke T. Faulstick (6)	2002	171,383	16,000	2,404	60,000	64,690
Vice President,	2001	92,727	25,000	990	—	—
Operations

(1)	Amounts shown include cash earned and received by executive officers as well as amounts earned but deferred at the election of those officers under the Company’s 401(k) Plan.

(2)	Amounts in this column consist of matching contributions made by the Company under its 401(k) Plan. They do not include the dollar value of certain perquisites the recipient received as personal benefits. Although such amounts cannot be determined precisely, the Company has concluded that the aggregate amount thereof does not exceed as to any of the Named Executive Officers the lesser of $50,000 and 10% of the total salary and bonus paid to such individual for 2002.

(3)	For Mr. Cross and Mr. McBrayer, consists of payments by Smith and Nephew, the Company’s former parent, representing the gain on stock options in Smith and Nephew stock exercised and sold by Messrs. Cross and McBrayer. For Mr. Faulstick, consists of reimbursement of relocation expenses.

(4)	Ms. Capps joined the Company in July 2002.

(5)	Mr. Derminio joined the Company in April 2002. He left the Company in February 2003.

(6)	Mr. Faulstick joined the Company in June 2001.

Stock Option Grants in 2002

     The following table sets forth information regarding options to purchase shares of the Company’s common stock granted to the Named Executive Officers during 2002. The Company has no outstanding stock appreciation rights.

	Individual Grants(1)

		Percent of
	Number of	total			Potential Realizable Value at Assumed
	securities	options	Exercise		Annual Rates of Stock Price Appreciation
	underlying	granted to	price at		for Option Term(2)
	options	employees in	the time	Expiration
Name	granted	2002	of grant	date	5%	10%

Leslie H. Cross	50,000	5%	$4.05	12/19/2012	$127,000	$323,000
Vickie L. Capps	120,000	12	2.97	8/13/2012	224,000	568,000
	40,000	4	4.05	12/19/2012	102,000	258,000
David E. Derminio	65,000	6	9.50	4/15/2012	388,000	984,000
	20,000	2	4.05	12/19/2012	51,000	129,000
Luke T. Faulstick	20,000	2	9.37	4/23/2012	118,000	299,000
	40,000	4	4.05	12/19/2012	102,000	258,000

(1)	All options were issued under the 2001 Omnibus Plan.

(2)	The potential realizable value listed in the table represents hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% or 10% compounded annually from the date the respective options were granted to their expiration date. The assumed 5% and 10% rates of appreciation are provided in accordance with rules of the SEC and do not represent the Company’s estimate or projection of the Company’s future stock value. Actual gains, if any, on option exercises will depend on the future performance of the Company’s common stock and overall market conditions. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

Aggregated Fiscal Year-End Option Values

     The following table sets forth information concerning options held by each of the Name Executive Officers at December 31, 2002. Also reported are values of “in-the money” options that represent the positive spread between the respective exercise prices of outstanding stock options and $3.76, which was the closing sales price of the Company’s common stock on the New York Stock Exchange on December 31, 2002. These persons exercised no options in 2002.

	Number of common shares
	underlying		Value of unexercised
	unexercised options at		in-the-money options at
	December 31, 2002		December 31, 2002

Name	Exercisable	Unexercisable	Exercisable	Unexercisable (1)

Leslie H. Cross	163,952	78,933	—	--
Vickie L. Capps	—	160,000	—	$120,000
David E. Derminio	—	85,000	—	--
Michael R. McBrayer	54,654	9,644	—	--
Luke T. Faulstick	13,082	70,703	—	--

(1)	All options held by the individuals that are at exercise prices in excess of $3.76 are considered out-of-the-money and are shown at no value.

Equity Compensation Plan Information

     The following table sets forth information regarding outstanding options and shares reserved for future issuance under all equity compensation plans of the Company as of December 31, 2002.

	Number of Shares to
	be Issued Upon	Weighted Average	Number of Shares
	Exercise of	Exercise Price of	Remaining Available
Plan Category	Outstanding Options	Outstanding Options	for Future Issuance

Equity compensation plans approved by stockholders(a)	2,207,400	$8.03	6,008,384 (b)
Equity compensation plans not approved by stockholders	—	—	—
Total	2,207,400	$8.03	6,008,384

(a)	Consists of four plans: 1999 Stock Option Plan, 2001 Omnibus Plan, 2001 Non-Employee Director Stock Option Plan, and 2001 Employee Stock Purchase Plan.

(b)	Includes 982,610 shares reserved for issuance under the 2001 Employees Stock Purchase Plan. On January 1, 2003, the number of shares reserved for issuance for 2003 increased automatically by 714,918 pursuant to the terms of the 2001 Omnibus Plan (providing for an annual increase of 3% of the Company’s outstanding stock, or 536,189 shares in 2003) and the 2001 Employee Stock Purchase Plan (providing for an annual increase of 1% of the Company’s outstanding stock, or 178,729 shares in 2003).

Employment Agreements

     The Company has entered into employment agreements with Leslie H. Cross and Michael R. McBrayer. The employment agreements were originally entered into in 1999 for a three-year term and subsequently the term of the agreements was extended to June 30, 2003. The Board of Directors has determined that no further extensions or renewals will be made. Pursuant to their respective employment agreements, Mr. Cross serves as President and Chief Executive Officer at a current annual salary set by the Board of Directors of $315,000, and Mr. McBrayer serves as Senior Vice President¥Professional Relations at a current annual salary set by the Board of Directors of $183,000. These base salaries are subject to annual review and adjustment by the Board of Directors. In addition, each executive is entitled to such annual bonuses as may be determined by the Board of Directors, four weeks paid vacation per year and a car allowance. Each executive may be terminated at any time during the term of the applicable employment agreement with or without cause, as defined in the applicable employment agreement. In the event of an executive’s termination without cause, the executive will be entitled to receive his base salary from the date of termination until the first anniversary of the date of termination (the second anniversary in the case of Mr. Cross). Pursuant to the applicable employment agreement, each executive has agreed that until the fourth anniversary of the date of termination or expiration of his employment with the Company, he will not:

•	induce or attempt to induce any employee of the Company or any affiliate of the Company to leave the employ of the Company or any such affiliate, or in any way interfere with the relationship between the Company or any such affiliate and any employee thereof,

•	hire any person who was an employee of the Company until six months after such person’s employment with the Company or any affiliate thereof was terminated, or

•	induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any affiliate to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any such affiliate.

REPORT ON EXECUTIVE COMPENSATION

          The Compensation Committee of the Board of Directors is responsible for administering the compensation plans and programs of the Company and for making recommendations to the Board of Directors regarding the compensation of and benefits provided to the Chief Executive Officer and the other executive officers of the Company and for the general review of the Company’s employee compensation policy.

General Compensation Policies

     The Company competes in an aggressive and dynamic industry and, as a result, hiring and retaining quality employees are key factors to our success. The Compensation Committee believes that the compensation packages for executive officers should be designed to (1) attract and retain individuals of superior ability and managerial talent, (2) motivate executive officers to increase the Company’s performance for the benefit of shareholders, and (3) reward executive officers for exceptional individual contributions to the achievement of the Company’s business objectives. To these ends, the Company’s executive compensation package consists of salary, variable annual cash compensation (bonus) and stock-based long-term incentive awards.

Compensation Components

Cash Compensation

     Base Salary. In general, the level of base salary is intended to provide appropriate basic pay to executive officers of the Company taking into account their historical contribution to the Company’s success, each person’s unique value and the recommendation of the Chief Executive Officer. The Committee reviews the performance of the Chief Executive Officer and establishes his base salary. The level of base salary, including the base salary of the Chief Executive Officer, is determined by assessing each executive’s annual performance, taking into account whatever measures of performance the Committee determines in its sole discretion to be appropriate under the circumstances and assigning such weight to any such factors as the Committee determines to be appropriate, and competitive pay levels while taking into consideration the overall salary budget for the Company.

     Annual Bonus. Each executive is assigned a target bonus in the beginning of each fiscal year which is expressed as a percentage of up to 100% of the executive’s base salary. Target bonuses vary in relation to each executive’s responsibilities. In setting target bonus levels, the Committee takes into account whatever factors and considerations the Committee determines in its sole discretion to be appropriate under the circumstances. Cash bonuses are earned based on (1) the performance of the Company as a whole, based on the achievement of specific financial and operating objectives, which in 2002 were targeted results for operating income and EBITDA, and (2) the achievement of individual objectives, as well as the Committee’s subjective assessment of the executives’ individual performances. All of the Company’s executive officers are participants in the bonus program.

     No bonuses were earned in 2002 under the annual bonus plan. However, the Committee established a special fourth quarter bonus program to reward executive officers and others in the management bonus plan for efforts and accomplishments in the performance improvement program commenced in the third quarter of 2002. Under this special bonus program, bonuses could be earned if the financial results in the fourth quarter of 2002 and the first quarter of 2003 demonstrate that the cost reduction and operating efficiency steps taken under the performance improvement program were successfully implemented. One-third of an individual’s target bonus was earned when the Company met its sales and EBITDA forecasts for the fourth quarter of 2002, and two-thirds of the target bonus is eligible to be earned if the Company achieves its first quarter 2003 operating plan. In each case, the executive must have also have met individual objectives and performed to expectations. The first third of the special bonus program was paid in January 2003.

Long-Term, Equity-Based Incentive Awards

     The goal of the Company’s long-term, equity-based incentive awards is to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of a shareholder with an equity stake in the business. Stock options granted at 100% of the stock’s fair market value on the grant date are a particularly strong incentive because they provide an incentive for executives to increase the Company’s stock price above the exercise price and, therefore, the return to the Company’s stockholders. In addition, employees must remain employed by the Company for a fixed period of time in order for the options to vest fully. Typically, the options vest over a four-year period at the rate of 25% per year. All options granted in 2002, were, and all future long-term, equity based incentives will be, granted under the Company’s 2001 Omnibus Plan, which provides for awards in the form of stock options, stock appreciation rights, performance awards, restricted stock, restricted stock units, stock bonuses, stock unit awards and cash bonuses.

Executive officers of the Company may also participate at their sole discretion in the Company’s 2001 Employee Stock Purchase Plan.

     The size of the equity based awards to each executive officer is designed to create a meaningful opportunity for stock ownership. In granting equity based awards, the Committee takes into account such factors as it determines to be appropriate under the circumstances, including without limitation the officer’s current position with the Company, internal comparability with awards made to other Company executives and in similarly situated companies, the officer’s current level of performance, the officer’s long-term value to the Company and the extent of the executive’s equity ownership in the Company. The Compensation Committee also takes into account the number of vested and unvested options held by the officer in order to maintain an appropriate level of equity incentive for that individual.

     All of the stock options granted in the year ended December 31, 2002 were approved by the full Board of Directors based on recommendations of the Compensation Committee.

Chief Executive Officer Compensation

     Leslie H. Cross has served as the Chief Executive Officer of the Company or its predecessors since 1995. During fiscal year 2002, Mr. Cross led the Company’s efforts in refocusing operations in the Company’s core rehabilitation braces and implementing the company-wide performance improvement program. The compensation payable to Mr. Cross was determined by the Board of Directors upon the recommendation of the Compensation Committee. Mr. Cross’ base salary was set at a level which the Compensation Committee felt would be competitive with the base salary levels in effect for chief executive officers at comparable companies within the industry. During 2002, Mr. Cross’ annual salary was $310,658. Mr. Cross was eligible to earn a bonus of up to a maximum of 50% of his base salary based on the achievement of 2002 Company financial objectives. However, since the Company did not achieve these objectives, no cash bonus was paid to Mr. Cross under the 2002 annual bonus program. Mr. Cross was awarded a potential bonus of $75,000 under the special fourth quarter bonus program described above, of which he has earned and been paid $25,000. Mr. Cross received a stock option grant under the 2001 Omnibus Plan in 2002 for 50,000 shares.

     Mr. Cross’ current base annual salary is $315,000. Based on an understanding of relevant compensation information, the Compensation Committee believes that the cash compensation currently paid to the Company’s Chief Executive Officer is fixed at a level which is reasonable in relation to the amounts paid to other chief executive officers with comparable qualifications, experience, responsibilities and proven results at other companies of similar size and similar industries.

Tax Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of the Company’s executive officers, to the extent that compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation paid in cash to the Company’s executive officers for 2002 did not exceed the $1.0 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensations to be paid in cash to the Company’s executive officers for 2003 will exceed that limit. The Company’s 2001 Omnibus Plan has been structured so that any compensation deemed paid in connection with the exercise of stock option grants made under that plan with an exercise price equal to fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1.0 million limitation. Other types of equity-based awards which may be granted under that plan may also be structured so as to qualify as performance based compensation. Because it is unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1.0 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of the other executive officers approach the $1.0 million threshold.

It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company’s performance and the interests of the Company’s stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Respectively submitted,

Kirby L. Cramer (Chairman) Charles T. Orsatti Jack R. Blair

Compensation Committee Interlocks and Insider Participation

     No member of the Company’s Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of the Company’s Board of Directors or compensation committee.

     Mr. Orsatti is the managing member of Orsatti and Partners, LLC. (formerly, J.P. Morgan Fairfield Partners LLC) and he received an annual consulting fee from the Company until June 2002, as more fully described under “Certain Relationships and Related Party Transactions—Transactions with Affiliates.” Dr. Wicker is an executive officer of the managing member of J.P. Morgan Partners (23A SBIC), LLC. Affiliates of J.P. Morgan Partners (23A SBIC), LLC and J.P. Morgan DJ Partners, LLC received fees from the Company, as more fully described under “Certain Relationships and Related Party Transactions—Transactions with Affiliates.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Loans to Executive Officers

     We have received full recourse promissory notes from two of the Company’s senior executive officers, Leslie H. Cross and Michael R. McBrayer, as partial consideration for their purchase of common units of DonJoy, L.L.C., the predecessor of the Company, in June 1999, July 2000 and June 2001. In addition, in connection with their purchase of common units of DonJoy, L.L.C. from the Company’s former parent in June 2000, the Company loaned these officers a portion of the purchase price, evidenced by full recourse promissory notes. The initial principal amount of the notes issued in June 2001 by each of these executive officers in connection with their purchase of common units of DonJoy, L.L.C. was $150,610 in the case of Mr. Cross and $30,122 in the case of Mr. McBrayer. Each of the notes matures on the seventh anniversary of its issue date and bears interest at the rate of 6.62% per annum in the case of the notes issued in 1999 and 2000 and 5.25% per annum in the case of the notes issued in 2001. Each note permits the management investor to increase the principal amount due under the note by the amount of a scheduled interest payment (the PIK Option). If the management investor elects the PIK Option, the principal amount of this note is increased by the amount of the scheduled interest payment and interest accrues on the principal amount of the note as so increased. The notes issued in June 1999 were amended in June 2000 to include the PIK Option and to increase the interest rate from 5.30% per annum to 6.62% per annum. As a result of this amendment, the principal amount of each June 1999 note was increased to reflect the amount of accrued and unpaid interest from June 30, 1999 to June 28, 2000. The notes of each management investor are secured by all of the common stock of the Company owned by that management investor. At December 31, 2002, the aggregate principal amount of the notes outstanding was $1,569,361 in the case of Mr. Cross and $313,875 in the case of Mr. McBrayer. These amounts also represented the largest amounts outstanding in 2002 to each of these executive officers as a result of the PIK Option discussed above.

Transactions with Affiliates

     Upon consummation of the Company’s initial public offering, the Company made a payment of $250,000 to Orsatti and Partners, LLC (Formerly, J.P. Morgan Fairfield Partners, LLC) an entity controlled by Charles T. Orsatti, a member of the Board of Directors of the Company, for the provision of financial advisory services. The Company continued thereafter to pay an annual fee of $250,000 to Orsatti and Partners, LLC for the ongoing provision of financial advisory services, including a payment of such annual fee in 2002. This arrangement was terminated in December 2002.

     J.P. Morgan Chase Bank, an affiliate of J.P. Morgan DJ Partners, LLC and J.P. Morgan Partners (23A SBIC), LLC, is the agent and a lender under the Company’s bank credit facility. At December 31, 2002, the amount outstanding under this facility was $35.8 million. Based on this bank’s percentage participation in this credit facility, the Company estimates that the amount of interest and fees paid to the bank totaled $0.3 million in 2002. In addition, J.P. Morgan Chase Bank received its pro rata portion, totaling $18.5 million of the net proceeds from the Company’s November 2001 initial public offering used to repay borrowings under the revolving credit portion of the credit facility.

COMPANY STOCK PRICE PERFORMANCE

     The following graph illustrates the Company’s cumulative total return to stockholders (change in stock price plus reinvested dividends) from November 15, 2001, the date on which the common stock commenced trading on the New York Stock Exchange (“NYSE”), through December 31, 2002, relative to the performance of the NYSE Composite Index and the Standard & Poor’s Health Care Equipment Index (“S&P Health Care Index”). The graph assumes an investment of $100 on November 15, 2001 and the reinvestment of all dividends paid since that date. The Company has never paid cash dividends on its common stock. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company’s common stock.

	dj Orthopedics, Inc.	NYSE Composite Index	S&P Health Care Index

November 15, 2001	$100.00	$100.00	$100.00
December 31, 2001	87.21	101.73	113.19
March 31, 2002	52.46	103.56	111.50
June 30, 2002	53.77	91.94	99.93
September 30, 2002	25.05	77.65	94.07
December 31, 2002	24.66	81.56	101.57

STOCKHOLDER PROPOSALS

     Stockholders may present proposals for inclusion in the proxy statement and form of proxy to be used in connection with the 2004 Annual Meeting of Stockholders of the Company, provided such proposals are received by the Company no later than December 31, 2003 and are otherwise in compliance with applicable laws and regulations. If a stockholder notifies the Company in writing prior to March 15, 2004, that he or she intends to present a proposal at the Company’s 2004 Annual Meeting of Stockholders, the proxy holders designated by the Board of Directors may exercise their discretionary voting authority with regard to the shareholder’s proposal only if the Company’s proxy statement discloses the nature of the stockholder’s proposal and the proxyholder’s intentions with respect to the proposal. If the stockholder does not notify the Company by such date, the proxy holders may exercise their discretionary voting authority with respect to the proposal without such discussion in the proxy statement.

     The Company’s Amended By-laws also establish an advance notice procedure with respect to stockholder proposals and director nominations. If a stockholder wishes to have a stockholder proposal considered at the Company’s next annual meeting, the stockholder must give timely notice of the proposal in writing to the Secretary of the Company. To be timely, a stockholder’s notice of the proposal must be delivered to or mailed and received at the executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the previous year’s annual meeting. The notice must provide information as required by the Amended By-lays. A copy of these by-law requirements will be provided upon request in writing to the Secretary of the Company at its principal executive offices.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the common stock of the Company, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of beneficial ownership (“Forms 3”) and reports of changes in beneficial ownership of common stock and other equity securities of the Company (“Forms 4”). Executive officers, directors and greater than 10% stockholders of the Company are required by Securities and Exchange Commission regulations to furnish to the Company copies of all Section 16(a) reports that they file. Based on a review of the copies of such reports furnished to the Company and written representations from the Company’s directors and executive officers, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with for the fiscal year ended December 31, 2002, except for the following instances:

     On January 30, 2002, Jack R. Blair was elected as a member of the Board of Directors. An initial report of beneficial ownership on Form 3 was filed on February 25, 2002. Under the rules of the SEC, the Form 3 was due on February 9, 2002.

     On April 15, 2002, David E. Derminio was appointed to the office of Senior Vice President – Sales and Marketing, thereby becoming an executive officer of the company. An initial report of beneficial ownership on Form 3 was filed on July 19, 2002. Under the rules of the SEC, the Form 3 was due on April 25, 2002.

     On October 2, 2002, Lesley H. Howe was elected as a member of the Board of Directors, and on that date, Mr. Howe received an automatic grant of options covering 30,000 shares pursuant to the Company’s 2001 Non-Employee Director Stock Option Plan. A Form 4 reporting such option grant was filed on December 19, 2002. Under the rules of the SEC, a report of change in beneficial ownership on Form 4 relating to that grant of options was due October 4, 2002.

OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their judgment of the best interests of the Company.

     Any stockholder or stockholder’s representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting, may request reasonable assistance or accommodation from the Company by contacting dj Orthopedics, Inc., 2985 Scott Street, Vista, California 92083, or at (760) 727-1280. To provide the Company sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by May 12, 2003.

     Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

By Order of the Board of Directors,

Donald M. Roberts Secretary

Exhitit A

AMENDMENT NUMBER ONE
TO THE DJ ORTHOPEDICS, INC.
2001 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     This Amendment Number One to the dj Orthopedics, Inc. 2001 Non-Employee Director Stock Option Plan (“Amendment Number One”) is made this 29th day of May 2003, with reference to the following facts:

     WHEREAS, the dj Orthopedics, Inc. 2001 Non-Employee Director Stock Option Plan (the “Plan”) was adopted and became effective on November 6, 2001;

     WHEREAS, the Board of Directors of dj Orthopedics, Inc. (“Board”) desires to modify certain terms of the Plan as set forth below:

     NOW, THEREFORE, the Plan is hereby amended in the following respects (capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan):

1.	Section 4 Eligibility is amended to read in its entirety as follows:

“An Option shall be granted pursuant to Section 5 of the Plan only to each director of the Corporation (each, a “Non-Employee Director”) who, as of the date of the grant of such Option pursuant to such Section, is neither (i) an employee of the Corporation or any of its Subsidiaries (as such term is defined below) and has not been such an employee at any time during the 12-month period immediately prior to such date, nor (ii) an individual who is or was elected or appointed to the Board as a designated representative of J.P. Morgan DJ Partners, LLC. For purposes of this Plan, the term “Subsidiary” means “Subsidiary Corporation” as defined in Section 424(f) of the Code.”

2.	Section 5(a)(i) is amended to read in its entirety as follows:

“Each person who, on or after the Effective Date of Amendment Number One, is elected or appointed a director of the Corporation for the first time, whether by reason of his or her election or appointment to such position by the stockholders of the Corporation or the Board, and who qualifies as a Non-Employee Director on the date of such election or appointment (after giving effect to such election or appointment) shall be automatically granted an Option pursuant to this Section 5(a) on the date of such election or appointment to purchase 30,000 shares of Common Stock, subject to the terms and conditions set forth in the Plan.

3.	The first sentence of Section 7(a)(i) is amended in its entirety as follows:

“Each Option granted under the Plan on or after the Effective Date of Amendment Number One shall vest and become exercisable as to all Option Shares covered thereby on the first anniversary of the date of grant of such Option.”

4.	The “Effective Date” of this Amendment Number One shall be the later of the date first written above and the date on which the stockholders of the Corporation approve this Amendment Number One.

dj Orthopedics, Inc.

By